Exhibit 10.2
Form of Performance Unit Contract
(Not Transferable)
          This Contract, by and between Arch Coal, Inc., a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”), is made and entered into as a separate inducement in connection with the Participant’s employment and not in lieu of any salary or other compensation for the Participant’s services, pursuant to which the company has awarded up to x,xxx performance units (“Units”) to the Participant, subject to the provisions of the Arch Coal, Inc. 1997 Stock Incentive Plan, as amended from time to time (the “Plan”), a copy of which has been provided to the Participant, and to the terms and conditions set forth below, which, together with the Performance Unit Grant Memorandum dated                           , 20      to the Participant and attached hereto, constitute the entire understanding between the Company and the Participant with respect to this Contract.
          This Contract is executed as of                                                               , 20     .

Arch Coal, Inc.
By:
Sheila B. Feldman
Vice President - Human Resources

By:
Name
“Participant”

Terms and Conditions of Performance Unit Contract
1.	Definitions. Capitalized terms not otherwise defined herein shall have the same meanings set forth in the Plan, as may be amended from time to time.

2.	Performance Period. The Performance Period during which the performance criteria shall be measured will be the -year period beginning January 1, 20 and ending December 31, 20 .

3.	Payout of Award. Each Performance Unit entitles the Participant to receive $1.00 in value for the unit at the end of the Performance Period if the Participant is an employee of the Company or one of its subsidiaries as of such date and to the extent the performance parameters outlined in the attached memorandum are met. The value of the Performance Units earned may be paid, at the election of the Board of Directors of the Company, in cash, shares of Stock, Restricted Stock, Restricted Stock Units, or a combination thereof.

4.	Non-transferable. The Participant agrees that the Performance Units awarded under this Contract may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

5.	Change of Control. The Performance Units will vest automatically and without any further action on the part of the Company or the Participant immediately following any Change of Control.

6.	Tax Withholding. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Units or any payment in settlement thereof. The Company shall have no obligation to deliver payment in settlement until the tax withholding obligations of the Company have been satisfied by the Participant.

7.	Restrictions on Grant of the Award and Payout of Award. The grant of the Performance Units and any settlement thereof shall be subject to compliance with all applicable requirements of federal, state or foreign law. No shares of Stock, Restricted Stock or Restricted Stock Units may be issued hereunder if the issuance of such shares would constitute a violation of any applicable Federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction or authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Performance Units shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Performance Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

8.	Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Performance Units.

9.	Termination of Employment. The Participant agrees that, upon his or her termination from the Company and its Subsidiaries for any reason (including Retirement, death or Disability) prior to the end of the Performance Period, the Participant shall forfeit any rights he or she may have under this Contract on the effective date of termination.

10.	Stockholder Rights. The Participant shall have no rights of a common stockholder of the Company, including the right to vote such stock at any meeting of the common stockholders of the Company, as a result of his or her ownership of the Performance Units.

11.	Personnel & Compensation Committee Actions. The Personnel & Compensation Committee (the “Committee”) of the Company’s Board of Directors may, in its discretion, remove, modify or accelerate the performance criteria with respect to the Performance Units under such circumstances as the Committee, in its discretion, shall determine, subject however, to the terms of the Plan.
12.	Effect of Award on Employment. Nothing in this Contract shall be construed to affect in any way the right of the Company to terminate the employment of the Participant at any time for any reason, with or without cause.

13.	Further Assurances. Each of the parties hereto agrees to execute and deliver all consents and other instruments and take all other actions deemed necessary or desirable by counsel for the Company to carry out each provision of this Contract and the Plan.

14.	Governing Law. The validity, interpretation, performance and enforcement of this Contract shall be governed by the laws of the State of Delaware, determined without regard to its conflicts of law provisions.

15.	Plan Governs. This Contract has been executed pursuant to the Plan, and each and every provision of this Contract shall be subject to the provisions of such Plan and, except as otherwise provided herein, the terms therein shall govern this Contract. In the event of any conflict between the terms of this Contract and any other documents or materials provided to the Participant, the terms of this Contract will control.

M E M O R A N D U M

TO:	[Participant Name]

FROM:	[Name]

DATE:	, 20

SUBJECT:	Performance Unit Grant
          I am pleased to inform you that pursuant to the 1997 Arch Coal, Inc. Stock Incentive Plan (as amended from time to time, the “Plan”), the Arch Coal Board of Directors has awarded to you x,xxx performance units, effective                                , 20      . These units are valued at $1 per unit and will be earned based on Arch Coal’s financial, safety, and environmental performance over the next three years (20       - 20       ).
          The following is a summary of the performance unit award:
Grant
          This long-term incentive compensation is intended to deliver a target opportunity of      % of your base salary. The target number of units that you can earn was calculated using your target opportunity divided by $1 (price per unit). The number awarded to you represents      times your target opportunity.
          Therefore your target and maximum opportunity and units are as follows:

Target Opportunity:	$ x,xxx ( % of base salary)
Target Units:	x,xxx (target opportunity/$1)
Maximum Units:	x,xxx ( times target units)
Performance Measures
          These units can be earned over the next three years. The performance measures and corresponding weightings adopted by the Personnel & Compensation Committee are as follows:

Performance Measures (20 – 20 )	Weighting
ACI Financial		%
ACI Safety		%
ACI Environmental		%
          ACI Financial Performance
                              % of the units (x,xxx) can be earned on the basis of Arch Coal, Inc.’s financial performance. For these purposes, our financial performance will be determined using total shareholder return as a measure. The peer group will consist of [List of peers]. Under the payout formula, ACI’s total shareholder return will be compared to the total shareholder returns for the peer companies.
          The payout formula is as follows:

Units
ACI Performance	Payout Factor	Earned
≥ 25th percentile	.125 x target	x,xxx
Median	1 x target	x,xxx
≥ 90th percentile	2 x target	x,xxx
Payout percentage is prorated when performance falls between ranges.

          ACI Safety Performance
                               % of the units (x,xxx) can be earned on the basis of Arch Coal, Inc.’s safety performance. A payout cannot be earned unless Arch Coal achieves an average annual performance over the next three years that meets or exceeds its highest level of recent historical performance.
          The payout formula is as follows:

ACI Average	Payout	Units
Annual Incident Rate	Factor	Earned
	1 x target	x,xxx
	2 x target	x,xxx
Payout percentage is prorated when performance falls between ranges.
          ACI Environmental Performance
                               % of the units (x,xxx) can be earned on the basis of Arch Coal, Inc.’s environmental performance. Similar to the safety portion, a payout cannot be earned unless Arch Coal achieves an average annual performance over the next three years that meets or exceeds its highest level of recent historical performance.
          The payout formula is as follows:

ACI Average Annual Notices	Payout	Units
of Violations	Factor	Earned
	1 x target	x,xxx
	2 x target	x,xxx
Payout percentage is prorated when performance falls between ranges.
Payout
          As soon as practical after the performance period ends, the payout to you will be made wholly in cash, wholly in shares of Common Stock, wholly in restricted stock units or partly in any of the above combinations, all at the discretion of the Arch Coal, Inc. Board of Directors. If paid in shares of Common Stock or restricted stock units, the number of shares/units will be calculated by dividing the amount earned by the average closing price of Arch Coal, Inc. common stock for the final 20 days in 20      .
          Under federal tax laws and regulation, payment of the award earned under this plan will be subject to taxation as supplemental income in the year in which it is paid. You will have the opportunity to defer all or a portion of the payout. You will be asked to make your deferral elections no later than six months prior to an anticipated payout date.
          Please read the attached Performance Unit Contract for further information regarding vesting, dividends, taxation and termination of employment.
          If you have any questions or need any additional information, please contact                       at (314) 994-                      .
          Congratulations on your award!